Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is by and between Crestwood Operations LLC (the “Company”) and Heath Deneke (“Employee”). Employee and the Company may sometimes be referenced herein individually as “Party” or collectively as the “Parties.”

1.Termination of Employment. Pursuant to Sections 3.1(b)(i) and 3.3(a)(ii) of the Second Amended and Restated Employment Agreement, by and between Employee and the Company, dated July 21, 2017 (the “Employment Agreement”), the Company hereby provides Employee notice that the Employment Agreement and Employee’s employment thereunder shall terminate effective April 15, 2019 (the “Separation Date”). Employee acknowledges and agrees that, other than for salary payable through the Separation Date and as otherwise set forth herein, Employee is not entitled to any additional compensation, payments, salary, wages, benefits, or other remuneration from the Company under the Employment Agreement or otherwise.

2.Cessation of Benefits. Employee’s eligibility to participate in any of the Company’s benefits and plans shall cease effective the Separation Date. To the extent that Employee participated in the Company’s group medical and dental plans, Employee may be eligible for continuation of medical and dental coverage as provided for in the Consolidated Omnibus Budget Reconciliation Act of 1985. Employee understands that continued health insurance coverage requires Employee’s timely and proper completion of the COBRA enrollment form received from the administrative services provider.

3.Equity Interests. During Employee’s employment with the Company, Employee received certain awards of restricted and performance units, which are each governed by the terms and conditions of the applicable award agreements and plan documents (collectively, the “Award Agreements”). The restricted and performance units were granted from the Crestwood Equity Partners LP Long Term Incentive Plan (the “Plan”). Employee acknowledges and agrees that he is not entitled to any further equity awards pursuant to Section 2.2 of the Employment Agreement or otherwise. The termination of Employee’s employment with the Company is deemed to be a termination by the Employer without Cause (as defined in the Plan). Any units granted pursuant to the Award Agreements that have not yet vested shall fully vest on the Separation Date, except for those performance units issued on February 15, 2017, which shall vest on February 15, 2020.

4.Severance Payment. Pursuant to Section 3.3(b)(i) of the Employment Agreement, and in exchange for Employee’s promises set forth in this Agreement, the Company shall pay Employee a severance payment in the amount of Two Million, Eight Hundred and Four Thousand, Four Hundred and Eleven Dollars and No Cents ($2,804,411.00), less applicable taxes and withholdings (the “Severance Payment”), which represents two times the sum of Employee’s Base Salary and the average of the annual Bonus paid to Employee for the prior 2-year period. The Severance Payment shall be payable in equal installments in accordance with the Company’s normal payroll procedures during the twelve (12) month period following the Separation Date; provided however, that the Company’s obligation to make the Severance Payment shall be expressly conditioned upon (a) Employee’s timely execution and non-revocation of this Agreement; (b) Employee’s compliance with his continuing obligations set forth in Section 4 of the Employment

Agreement (including all sub-parts thereto), which by their terms survive termination of the Employment Agreement. Payment of the first and any subsequent installments of the Severance Payment shall be delayed until such time that Employee has executed this Agreement and delivered it to the Company and the revocation period set forth in Section 8(h) has expired without revocation by Employee. Employee acknowledges and agrees that the Severance Payment provided for in this Section 4 fully satisfies any and all monetary severance obligations of the Company pursuant to Section 3.3(b)(i) of the Employment Agreement.

5.COBRA Continuation Benefit. Pursuant to Section 3.3(b)(i) of the Employment Agreement, during the period that Employee is entitled to receive Severance Payment installments hereunder, the Company shall pay on Employee’s behalf, or reimburse Employee for, a portion of Employee’s COBRA continuation premiums equal to the employer portion of the premiums paid by the Company on behalf of an active employee (the “COBRA Benefit”); provided, however, that the Company’s obligation to provide the COBRA Benefit shall be expressly conditioned upon (a) Employee’s timely execution and non-revocation of this Agreement; (b) Employee’s timely and proper completion of the COBRA enrollment form received from the administrative services provider; (c) Employee’s timely payment of the remaining premium amounts owed by Employee for such continuation coverage; and (d) Employee’s compliance with his continuing obligations set forth in Section 4 of the Employment Agreement (including all sub-parts thereto), which by their terms survive termination of the Employment Agreement. The foregoing notwithstanding, the Company’s obligation to provide the COBRA Benefit shall cease on the first day of the month after Employee obtains reasonably comparable health care coverage from a subsequent employer or other source, regardless of whether Employee remains entitled to receive Severance Payment installments.

6.Severance Waiver Notice. In the event Employee delivers a Severance Waiver Notice as defined in and pursuant to Section 4.1 of the Employment Agreement, Employee shall no longer be bound by the non-competition obligation set forth in Section 4.1 of the Employment Agreement, but shall continue to be bound by all other obligations set forth in Section 4 of the Employment Agreement, including Employee’s obligations regarding non-solicitation and non-disclosure of confidential information. The Company shall be immediately released from the obligation to pay any further installments of the Severance Payment and COBRA Benefit upon Employee’s delivery of a Severance Waiver Notice. Pursuant to Section 3.9 of the Employment Agreement, which shall remain in full force and effect, Employee acknowledges that in the event Employee breaches the non-competition obligation set forth in Section 4.1 of the Employment Agreement prior to delivery of a Severance Waiver Notice, or otherwise breaches any of the other obligations set forth in Section 4, Employee shall fully, completely and permanently forfeit any and all rights to the Severance Payment and COBRA Benefit.

7.Employee Release. In exchange for the Severance Payment and COBRA Benefit, as well as the other promises set forth in this Agreement, Employee voluntarily and knowingly waives, releases, and discharges the Company, its direct and indirect parent companies, predecessor, successor, subsidiary, and affiliate companies, and all of their respective employees, officers, directors, owners, members, shareholders, principals, attorneys, insurers, benefit plans, plan fiduciaries, representatives, agents and assigns (collectively, the “Released Parties”) from all claims, liabilities, demands, damages, obligations, grievances, and causes of action, known or unknown, fixed or contingent, which Employee may have or claim to have against any of them as a result of Employee’s employment and/or separation from employment and/or as a result of any other matter arising through the date of Employee’s signature on this Agreement. Employee agrees not to file a lawsuit to assert any such released claims. Employee hereby represents and warrants that Employee has not as of the date of Employee’s signature on this Agreement filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company or any other Released Party. This waiver, release and discharge includes, but is not limited to:

a)
claims arising under federal, state, or local laws regarding employment or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Occupational Health and Safety Act, the National Labor Relations Act, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Rehabilitation Act, the Fair Labor Standards Act, the Family and Medical Leave Act (FMLA), the Genetic Information Nondiscrimination Act, the Americans with Disabilities Act Amendments Act, the Sarbanes Oxley Act of 2002, the Comprehensive Omnibus Budget Reconciliation Act of 1985 (COBRA), the Health Insurance and Portability Accountability Act of 1996 (HIPAA), the Worker Adjustment and Retraining Notification (WARN) Act, the Texas Labor Code, and the Texas Commission on Human Rights Act;

b)
claims for breach of oral or written express or implied contract, promissory estoppel, or quantum meruit, including any employment-related offer or agreement and including any claims for breach of the implied duty of good faith and fair dealing;

c)
claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not, including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, assault, battery, invasion of privacy, and other such claims);

d)	claims arising from the termination of employment, including, without limitation, public policy, discrimination, or retaliation claims under statute or common law;

e)	claims for wages, commissions, bonuses, equity or other incentive programs, or any other form of compensation other than any pending workers' compensation benefits claim; or

f)	claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act of 1974.

NOTHING IN THIS AGREEMENT SHALL CONSTITUTE OR BE CONSTRUED AS A WAIVER, RELEASE OR DISCHARGE OF, OR AS AN ATTEMPT TO WAIVE, RELEASE OR DISCHARGE, (I) ANY RIGHT OR CLAIM FOR RIGHTS UNDER THIS AGREEMENT, (II) ANY RIGHT OR CLAIM WHICH IS NOT WAIVABLE AS A MATTER OF LAW, (III) ANY

CLAIM ARISING AFTER THE DATE OF EMPLOYEE’S SIGNATURE ON THIS AGREEMENT, (IV) ANY CLAIM FOR INDEMNITY EMPLOYEE MAY BE OTHERWISE ENTITLED TO MAKE AS A FORMER OFFICER OF THE COMPANY; (V) ANY RIGHTS EMPLOYEE HAS UNDER THE EQUITY AGREEMENT BETWEEN EMPLOYEE AND CRESTWOOD HOLDINGS PARTNERS LLC DATED SEPTEMBER 2, 2010; OR (VI) ANY RIGHTS EMPLOYEE HAS UNDER THE EQUITY AGREEMENT BETWEEN EMPLOYEE AND FR CRESTWOOD MANAGEMENT CO-INVESTMENT LLC DATED DECEMBER 3, 2015.

8.ADEA Waiver and Acknowledgments. Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is waiving any and all rights or claims, if any, that Employee may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the Older Workers Benefit Protection Act (“OWBPA”), which have arisen on or before the date of execution of this Agreement. Employee further expressly acknowledges and agrees that:

a)
The release is part of an agreement between the Parties that is written in a manner calculated to be understood by Employee and that Employee in fact understands the terms, conditions, and effect of this Agreement;

b)	This Agreement refers to rights or claims arising under the ADEA and OWBPA;

c)	Employee does not waive rights or claims under the ADEA or OWBPA that may arise after the date this Agreement is executed;

d)	In return for this Agreement, Employee will receive consideration beyond that which Employee was already entitled to receive before entering into this Agreement;

e)	Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

f)
Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA or OWBPA, nor does it impose any condition precedent or penalty for doing so, unless specifically authorized by federal law;

g)
Employee is hereby informed that Employee has twenty-one (21) days within which to consider the Agreement, but Employee need not take the entire twenty-one (21) day period if Employee does not desire to do so; and

h)
Employee is hereby informed that Employee has seven (7) days following the date of the execution of the Agreement in which to revoke the Agreement in writing by providing a copy of such writing to Joel Lambert, 811 Main Street, Suite 3400, Houston, Texas, 77002 via hand delivery, certified mail or courier service. Employee acknowledges and agrees that this Agreement, however, will not be effective or enforceable until this seven (7) day period has expired, and, if timely revoked by Employee, Employee shall not be entitled to receive the Severance Payment or the COBRA Benefit.

9.Protected Disclosures. Employee acknowledges and agrees that this Agreement does not (a) prevent Employee from providing information to or filing a report, charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”), Department of Labor (“DOL”), National Labor Relations Board (“NLRB”), Securities and Exchange Commission (“SEC”) or any other governmental agency, or from participating in any investigation or proceeding conducted by any such governmental agency, or (b) impose any condition precedent (such as prior notice to the Company), any penalty, or any other restriction or limitation adversely affecting Employee’s rights regarding any governmental agency disclosure, report, claim or investigation; provided, however, that Employee shall not be entitled to recover any individual monetary relief or other individual remedies in any action brought by any such governmental agency or otherwise against the Company on Employee’s behalf. The foregoing notwithstanding, this Agreement does not limit Employee’s right to receive an award for information provided under any SEC program.

10.Confidential Agreement. Subject to Section 9 of this Agreement, Employee agrees to keep the existence and content of this Agreement confidential and further agrees that Employee will not disclose information concerning this Agreement to anyone outside of Employee’s immediate family, tax advisor or attorney, except as may be required by law. This Section 10 does not apply to Employee’s utilization of internal Company reporting procedures, or Employee’s communication with federal, state or local governmental agencies as may be legally required or otherwise protected by law.

11.Independent Legal Advice. Employee acknowledges that Employee has been advised to obtain independent legal counsel of Employee's choice with respect to the advisability of signing this Agreement and providing the releases, waivers, acknowledgements, representations, and undertakings specified herein, and with respect to Employee's rights and obligations under the terms of this Agreement.

12.Company Property. Employee represents to the Company that Employee shall on or prior to the Separation Date return all property of the Company or any of its affiliates in Employee's possession, including any keys, access cards, computers, cell phones, or other equipment and any Company records, files, data, and documents (whether on a work or personal computer, in electronic format or otherwise, and whether confidential in nature or not).Employee shall be permitted to transfer his existing cell phone number to another cell phone.

13.Post-Termination Assistance. Employee acknowledges and agrees that he remains bound to provide post-termination assistance to the Company in accordance with the terms and conditions of Section 3.6 of the Employment Agreement, which shall remain in full force and effect.

14.No Admission of Liability. This Agreement is not and shall not be deemed or construed to be an admission by Employee, the Company or any of the Released Parties of any

wrongdoing of any kind or of any breach of any contract, law, obligation, policy, or procedure of any kind or nature.

15.Severability. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect; provided, however, that if the releases found in Sections 7 and 8 are determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in any action between Employee and the Company, then the Company’s promise to provide the Severance Payment and COBRA Benefit shall fail for lack of consideration and immediately be null and void, and the Company shall be entitled to terminate any additional payments thereof then owing to Employee and any portion thereof already paid hereunder shall be returned or reimbursed by Employee to the Company.

16.Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Texas without regard to Conflict of Laws. Unless any injunctive relief sought requires filing elsewhere, the Parties agree that any dispute concerning this Agreement shall be brought only in a court of competent jurisdiction in Harris County, Texas.

17.Assignment. Employee acknowledges and agrees that this Agreement may be assigned or transferred to any successor of the Company and any such successor of the Company shall be deemed substituted for all purposes as the “Company” under the terms of this Agreement. As used in this Agreement, the term “successor” shall mean any person, firm, corporation, or business entity, which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets of the Company or its parent. Employee may not assign or delegate Employee’s duties or obligations under this Agreement.

18.Entirety and Integration. Upon the execution hereof by the Parties, this Agreement together with the Award Agreements and any other documents expressly referenced herein, shall constitute a single, integrated contract expressing the entire agreement of the Parties relative to the subject matter hereof and supersede all prior negotiations, understandings and/or agreements, if any, of the Parties; provided, however, that this Agreement supplements and does not supersede any rights or obligations under the Employment Agreement that by their terms continue beyond the termination of the Employment Agreement and Employee’s employment thereunder. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any Party hereto, except as specifically set forth in this Agreement, the Award Agreements, or the other documents referenced herein.

19.Binding Effect; Amendments. This Agreement will be binding upon, and inure to the benefit of the Company and Employee and their respective successors and assigns, heirs and personal representatives and estates, as the case may be. This Agreement may not be modified or amended except by an instrument in writing signed by Employee and a duly authorized representative of the Company.

20.Effectiveness. This Agreement will not become effective and binding until the eighth day after Employee signs this Agreement if, and only if, Employee does not timely revoke this

Agreement during the seven-day revocation period. No payments under this Agreement will be owing and due until this Agreement becomes binding and effective as provided for in this Section 20.

21.Authorization. Each person signing this Agreement as a Party or on behalf of a Party represents that he is duly authorized to sign this Agreement on such Party's behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

22.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

[SIGNATURE PAGE FOLLOWS]

AGREED AND ACCEPTED on this 25th day of March, 2019.

COMPANY: CRESTWOOD OPERATIONS LLC

By: /s/ Robert G. Phillips
Name: Robert G. Phillips
Title: Chief Executive Officer

AGREED AND ACCEPTED on this 25th day of March, 2019.

EMPLOYEE

/s/ Heath Deneke
HEATH DENEKE